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                                                                     EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The American Materials & Technologies Corporation

We consent to incorporation by reference in Registration Statement No. 33-44082 on Form S-8 of The American Materials & Technologies Corporation of our report dated February 6, 1998 (March 23, 1998, with respect to Note 5) relating to the consolidated balance sheets of The American Materials & Technologies Corporation as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of The American Materials & Technologies Corporation for the year ended December 31, 1997.



Feldman Radin & Co. PC

New York, NY
March 27, 1998















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